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[POPULAR, INC. LOGO]                                              EXHIBIT 99.1

News Release

For additional information contact:

INVESTORS:                                           MEDIA:
----------                                           ------
Jorge A. Junquera                                    Olga Mayoral Wilson, APR
Chief Financial Officer                              Senior Vice President and Manager
Senior Executive Vice President                      Public Relations and Communications
Telephone (787) 754-1685                             Telephone: (787) 764-2004
Or visit our web site at www.popularinc.com

 POPULAR, INC. REPORTS EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2003

         San Juan, PR - January 16, 2004 - Popular, Inc.'s (the Corporation) (NASDAQ: BPOP, BPOPO) net income for year ended December 31, 2003 reached $470.9 million, an increase of $119.0 million or 34%, from $351.9 million in 2002. Earnings per common share (EPS), basic and diluted, for the year were $3.47, compared with $2.61 in 2002, an increase of 33%. Net income for 2003 represented a return on assets (ROA) of 1.36% and a return on common equity (ROE) of 19.30%. In 2002, the Corporation reported ROA and ROE of 1.11% and 16.29%, respectively.

         Net income for the quarter ended December 31, 2003 was $106.3 million, or $0.78 per common share, basic and diluted, compared with $80.8 million or $0.61, respectively, for the same quarter of 2002. The Corporation's ROA and ROE for the fourth quarter of 2003 were 1.18% and 16.38%, respectively, compared with 0.96% and 14.64%, respectively, for the same period in 2002.

         The Corporation's results of operations for the quarter ended December 31, 2003, compared with the same quarter of 2002, reflected an improvement of $23.0 million in net interest income and $1.6 million in non-interest income. Operating expenses increased $0.6 million, while the provision for loan losses decreased $0.3 million. Operating expenses for the quarter ended December 31, 2002 included the $21.6 million forfeiture discussed in prior releases and regulatory filings.

         The Corporation's net income for the year ended December 31, 2003, when compared with the same period in the previous year, reflected higher net interest income by $111.8 million and non-interest income by $94.8 million. The provision for loan losses decreased by $9.6 million. These items were partially offset by a rise in operating expenses of $84.1 million and an increase in income tax of $13.1 million.

2-POPULAR, INC. 2003 FOURTH QUARTER AND YEAR-END RESULTS


         The Corporation's net interest income rose 9%, from $1.2 billion in 2002 to $1.3 billion in 2003. Average earning assets increased $2.6 billion during the year ended December 31, 2003, compared with December 31, 2002, driven by a $2.0 billion increase in the average loan portfolio, mainly mortgage and commercial loans, and a $0.6 billion increase in average money market, trading and investment securities, mostly U.S. agency securities.

         "We are pleased with the year-end results of the Corporation, considering the context of historically low interest rates and relatively slow economic growth. The increase in net interest income and the improvement in the quality of our loan portfolio are particularly satisfactory," said Jorge A. Junquera, Chief Financial Officer of Popular, Inc.

         The average yield on earning assets declined 49 basis points, driven by a number of factors including prepayments of higher rate mortgage related products, repricing of adjustable and floating rate commercial loans and the origination and purchase of earning assets in a lower rate environment. The increase in the volume of earning assets was funded mainly through a higher average volume of borrowings and interest-bearing deposits, which rose $1.7 billion and $0.5 billion, respectively. The average cost of interest-bearing liabilities decreased 61 basis points, associated with the low interest rate environment and the implementation of initiatives to reduce the cost of certain interest-bearing liabilities. Also, non-interest bearing sources of funds, including demand deposits and other funds, rose $0.4 billion. The net interest yield for the years ended December 31, 2003 and 2002 was 3.95% and 3.91%, respectively. The net interest yield for the last quarter of 2003 was 3.85%, compared with 3.93% for the quarter ended September 30, 2003 and 3.81% for the fourth quarter of 2002.

         The provision for loan losses totaled $195.9 million, or 113% of net charge-offs, for the year 2003, compared with $205.6 million or 120%, respectively, in 2002. Net charge-offs for 2003 totaled $174 million or 0.84% of average loans, compared with $172 million or 0.92% in 2002. The slight increase in net charge-offs is mainly due to higher mortgage loans net charge-offs by $15 million, offset mainly by lower net charge-offs in the commercial, including construction, consumer and lease financing portfolios by $6 million, $4 million and $3 million, respectively. Net charge-offs for the quarter ended December 31, 2003, were $48 million or 0.87% of average loans, compared with $49 million, or 0.94%, for the third quarter of 2003, and $32 million, or 0.66%, for the fourth quarter of

3-POPULAR, INC. 2003 FOURTH QUARTER AND YEAR-END RESULTS


2002. The increase in net charge-offs in the fourth quarter of 2003, compared with the same quarter in the previous year, was experienced in all loan categories.

         Non-interest income amounted to $618.5 million for the year ended December 31, 2003, compared with $523.7 million for the year ended December 31, 2002, an increase of $94.8 million, or 18%. This increase was mostly associated with higher gains in the sale of securities, mainly marketable equity securities, which totaled $71.1 million for 2003, compared with losses of $3.3 million in 2002. In addition, results of operations for the year ended December 31, 2003, included pre-tax derivative losses of $7.5 million, compared with pre-tax derivative losses of $20.1 million in 2002. These derivative losses related mostly to the interest rate swaps that were canceled during the second quarter of 2003. On a combined basis, service charges on deposit accounts and other service fees rose $20.5 million, or 5%, compared with 2002. This increase was mostly attributed to higher commercial account charges, insurance commissions, processing, debit card, and check cashing fees, among others. Also, there were higher gains on the sale of loans by $3.7 million, or 6%. These favorable variances were partially offset by lower other operating income of $7.0 million, associated in part with lower management fees from the Corporation's ownership participation in Telecomunicaciones de Puerto Rico, Inc. and gains realized in 2002 on the sale of the Corporation's trust operations in the United States and some branches of Popular Finance. Furthermore, the Corporation recorded $10.2 million in trading losses during the year ended December 31, 2003, mostly related with mortgage-backed securities, whose market value was negatively impacted by fluctuations in the long-term interest rate scenario, compared with trading losses of $0.8 million during the year ended December 31, 2002.

         Operating expenses totaled $1.1 billion for the year ended December 31, 2003, compared with $1.0 billion for the year ended December 31, 2002, an increase of $84.1 million, or 8%. Personnel costs increased by $37.7 million, driven mostly by higher salaries, pension, incentive compensation and other bonuses, and health insurance costs. All other operating expenses, excluding personnel costs, increased $46.4 million, or 9%, compared with 2002. Categories with the largest increases included business promotion, net occupancy, equipment, communications and other operating expenses. Included in this latter category was the $12.1 million charge on the early

4-POPULAR, INC. 2003 FOURTH QUARTER AND YEAR-END RESULTS


cancellation of certain long-term borrowings during the third quarter of 2003 and higher sundry losses of approximately $19 million, which included losses related with unauthorized credit card transactions conducted on credit cards issued by Banco Popular de Puerto Rico, as previously reported in the second quarter of 2003. Operating expenses for the year ended December 31, 2002 included the $21.6 million forfeiture related to the federal investigation, as previously mentioned.

         The Corporation's total assets at December 31, 2003 amounted to $36.4 billion, compared with $33.7 billion at December 31, 2002. At December 31, 2003, total loans amounted to $22.6 billion, compared with $19.6 billion on the same date in the previous year. Mortgage loans accounted for the largest growth in the portfolio, rising $2.2 billion, or 30%, from the end of 2002. Commercial and construction loans rose $442 million, or 5%, since December 31, 2002. Investment and trading securities totaled $11.1 billion at December 31, 2003 and $11.2 billion at December 31, 2002.

         The allowance for loan losses amounted to $409 million at December 31, 2003, or 1.81% of loans, compared with $373 million or 1.90% at the same date in 2002, and $399 million or 1.84% at September 30, 2003. Non-performing assets were $611 million or 2.70% of ending loans at December 31, 2003, compared with $539 million or 2.75% at the end of 2002, and $628 million or 2.89% at September 30, 2003. The allowance as a percentage of non-performing loans was 73.34% at December 31, 2003 compared with 74.58% at the end of 2002 and 69.43% at September 30, 2003.

         Non-performing mortgage loans totaled $345 million or 56% of total non-performing assets and 4% of total mortgage loans at December 31, 2003, compared with $279 million or 52% of total non-performing assets and 4% of total mortgage loans at December 31, 2002. This increase of $66 million, or 24%, in non-performing mortgage loans was mostly driven by portfolio growth. Mortgage loans net charge-offs as a percentage of the average mortgage loan portfolio were 0.35% in 2003, compared with 0.20% in 2002. Also, other real estate assets reached $54 million at December 31, 2003, or 9% of non-performing assets, compared with $39 million, or 7% at December 31, 2002. This increase was associated with higher foreclosures in the mortgage business. On the other hand, commercial, including construction, consumer and lease financing non-performing loans reflected declines of $2 million, $4 million and $3 million, respectively, when compared with December 31, 2002. The decrease of $17 million in non-performing assets from September 30, 2003 to December

31, 2003 was mainly associated with commercial and construction non-performing loans, which declined $45 million, while non-performing mortgage loans rose $27 million from the end of the third quarter of 2003.

         Deposits totaled $18.1 billion at December 31, 2003, compared with $17.6 billion at December 31, 2002, an increase of $0.5 billion or 3%. Demand and savings deposits rose $357 million and $227 million, respectively, compared with December 31, 2002, while time deposits declined by $103 million, mainly due to a decline in brokered certificates of deposit of $218 million. Borrowed funds increased $1.9 billion, reaching $14.9 billion at December 31, 2003, from $13.0 billion on the same date of the previous year. The increase in borrowings since December 31, 2002 was mostly used to fund loan growth.

         At December 31, 2003, stockholders' equity was $2.8 billion, compared with $2.4 billion at the same date last year. The increase in stockholders' equity since December 31, 2002 reflects the issuance of preferred stock during 2003 and earnings retention, partially offset by a decrease in accumulated other comprehensive income of $178 million, mostly associated with lower unrealized gains on the securities available-for-sale portfolio.

         The market value of the Corporation's common stock at December 31, 2003, was $44.85 per common share, compared with $33.80 at December 31, 2002. The Corporation's market capitalization at December 31, 2003 was $6.0 billion, compared with $4.5 billion at December 31, 2002. At December 31, 2003, the Corporation's common stock had a book value per share of $19.36.

         During the fourth quarter of 2003, the Corporation filed a shelf registration with the Securities and Exchange Commission, allowing Popular, Inc., Popular North America, Inc. and Popular International Bank, Inc. to issue medium-term notes, debt securities and preferred stock in an aggregate amount of up to $2.5 billion. Also, during this quarter the Corporation issued $300 million in obligations for trust preferred securities at a rate of 6.70%. Until further notice by the Federal Reserve Bank, the trust preferred securities will continue to count as Tier 1 regulatory capital.

         As part of strategic decisions, during the fourth quarter of 2003, the Corporation sold Popular Cash Express' mobile units in California. Also, the Corporation completed the acquisition of the remaining 15% minority interest in Levitt Mortgage Corporation. Furthermore, in Puerto Rico,

6-POPULAR, INC. 2003 FOURTH QUARTER AND YEAR-END RESULTS


Popular Finance acquired Mendoza Finance Co., Inc.'s small loan portfolio. Continuing Popular, Inc.'s expansions efforts in Central America and supporting its technology-oriented initiatives in that region and Puerto Rico, the Corporation increased its participation in Consorcio de Tarjetas Dominicanas, S.A. ("Contado"), a transaction processing business in the Dominican Republic, and acquired Advanced Data Support, Inc. / One Solutions, an industry leader in the health care transaction processing business in Puerto Rico.

         The Corporation's common and preferred stocks are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System under the symbols BPOP and BPOPO, respectively.

         The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation's Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                                      * * *

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                 Quarter ended
                                                                 December 31,                  Fourth
                                                       ----------------------------------     Quarter       -------------
                                                                                             2003 - 2002        Third
                                                                                               Percent         Quarter
                                                            2003                2002          Variance           2003
                                                       -------------        -------------    -----------    -------------
SUMMARY OF OPERATIONS
Interest income ..................................     $     509,898        $     513,869         (0.77%)   $     509,399
Interest expense .................................           183,658              210,588        (12.79)          180,382
                                                       -------------        -------------         -----     -------------

Net interest income ..............................           326,240              303,281          7.57           329,017
Provision for loan losses ........................            49,737               50,049         (0.62)           48,668
                                                       -------------        -------------         -----     -------------

Net interest income after provision
  for loan losses ................................           276,503              253,232          9.19           280,349

Other income .....................................           141,757              140,100          1.18           137,043
Gain on derivatives ..............................               348                2,018        (82.76)              282
Gain (loss) on sale of securities ................               696                 (668)                         39,109
Trading account loss .............................              (435)                (662)       (34.29)           (4,599)
                                                       -------------        -------------         -----     -------------

Total other income ...............................           142,366              140,788          1.12           171,835

Salaries and benefits ............................           126,464              116,062          8.96           128,379
Profit sharing ...................................             5,650                6,281        (10.05)            3,834
Amortization of intangibles ......................             1,811                2,067        (12.39)            1,978
Other operating expenses .........................           148,982              157,916         (5.66)          153,065
                                                       -------------        -------------         -----     -------------

Total operating expenses .........................           282,907              282,326          0.21           287,256
                                                       -------------        -------------         -----     -------------

Income before income tax and minority interest ...           135,962              111,694         21.73           164,928
Income tax .......................................            29,659               30,783         (3.65)           33,818
Net gain of minority interest ....................               (10)                 (82)       (87.80)             (184)
                                                       -------------        -------------         -----     -------------

Net income .......................................     $     106,293        $      80,829         31.50     $     130,926
                                                       =============        =============         =====     =============

Net income applicable to common stock ............     $     103,315        $      80,829         27.82     $     127,947
                                                       =============        =============         =====     =============

Earnings per common share (basic and diluted) ....     $        0.78        $        0.61                   $        0.96
                                                       =============        =============                   =============
Dividends declared per common share ..............     $        0.27        $        0.20                   $        0.27
                                                       =============        =============                   =============

Average common shares outstanding ................       132,907,613          132,455,106                     132,799,735
Common shares outstanding at end of period .......       132,891,946          132,439,047                     132,776,235

SELECTED AVERAGE BALANCES
Total assets .....................................     $  35,815,601        $  33,561,982          6.71     $  35,425,560
Loans ............................................        22,112,258           19,358,320         14.23        21,113,732
Earning assets ...................................        33,822,435           31,850,245          6.19        33,484,969
Deposits .........................................        17,946,497           17,355,008          3.41        17,824,112
Interest-bearing liabilities .....................        28,945,730           27,518,002          5.19        28,694,178
Stockholders' equity .............................         2,700,991            2,189,848         23.34         2,630,816

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets .....................................     $  36,438,063        $  33,660,352          8.25     $  35,777,187
Loans ............................................        22,602,192           19,582,119         15.42        21,707,755
Earning assets ...................................        34,456,766           31,899,765          8.02        33,679,695
Deposits .........................................        18,095,951           17,614,740          2.73        17,655,992
Interest-bearing liabilities .....................        29,264,518           27,203,321          7.58        28,871,925
Stockholders' equity .............................         2,759,435            2,410,879         14.46         2,751,006

PERFORMANCE RATIOS
Net interest yield * .............................              3.85%                3.81%                           3.93%
Return on assets .................................              1.18                 0.96                            1.47
Return on common equity ..........................             16.38                14.64                           20.85

CREDIT QUALITY DATA
Non-performing assets ............................     $     610,924        $     539,255         13.29     $     628,301
Net loans charged-off ............................            47,883               31,905         50.08            49,490
Allowance for loan losses ........................           408,542              372,797          9.59           398,578
Non-performing assets to total assets ............              1.68%                1.60%                           1.76%
Allowance for losses to loans ....................              1.81                 1.90                            1.84

* Not on a taxable equivalent basis

Note: Certain reclassifications have been made to prior periods to conform with this quarter.

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                   For the period ended
                                                                       December 31,
                                                             ---------------------------------
                                                                                                         Percent
                                                                 2003                 2002               Variance
                                                             -------------        -------------          --------
SUMMARY OF OPERATIONS

Interest income .......................................      $   2,034,238        $   2,023,797             0.52%
Interest expense ......................................            742,073              843,468           (12.02)
                                                             -------------        -------------           ------

Net interest income ...................................          1,292,165            1,180,329             9.47
Provision for loan losses .............................            195,939              205,570            (4.69)
                                                             -------------        -------------           ------

Net interest income after provision
  for loan losses .....................................          1,096,226              974,759            12.46

Other income ..........................................            565,130              547,909             3.14
Loss on derivatives ...................................             (7,477)             (20,085)          (62.77)
Gain (loss) on sale of securities .....................             71,094               (3,342)
Trading account loss ..................................            (10,214)                (804)
                                                             -------------        -------------           ------

Total other income ....................................            618,533              523,678            18.11

Salaries and benefits .................................            505,797              466,506             8.42
Profit sharing ........................................             20,647               22,235            (7.14)
Amortization of intangibles ...........................              7,844                9,104           (13.84)
Other operating expenses ..............................            578,795              531,157             8.97
                                                             -------------        -------------           ------

Total operating expenses ..............................          1,113,083            1,029,002             8.17
                                                             -------------        -------------           ------

Income before income tax and minority interest ........            601,676              469,435            28.17
Income tax ............................................            130,326              117,255            11.15
Net gain of minority interest .........................               (435)                (248)           75.40
                                                             -------------        -------------           ------

Net income ............................................      $     470,915        $     351,932            33.81
                                                             =============        =============           ======

Net income applicable to common stock .................      $     460,996        $     349,422            31.93
                                                             =============        =============           ======

Earnings per common share (basic and diluted) .........      $        3.47        $        2.61
                                                             =============        =============
Dividends declared per common share ...................      $        1.01        $        0.80
                                                             =============        =============

Average common shares outstanding .....................        132,740,920          133,915,082
Common shares outstanding at end of period ............        132,891,946          132,439,047

SELECTED AVERAGE BALANCES
Total assets ..........................................      $  34,674,537        $  31,822,390             8.96
Loans .................................................         20,730,041           18,729,220            10.68
Earning assets ........................................         32,781,355           30,194,914             8.57
Deposits ..............................................         17,757,227           16,984,646             4.55
Interest-bearing liabilities ..........................         28,101,979           25,947,964             8.30
Stockholders' equity ..................................          2,545,113            2,150,386            18.36

PERFORMANCE RATIOS
Net interest yield * ..................................               3.95%                3.91%
Return on assets ......................................               1.36                 1.11
Return on common equity ...............................              19.30                16.29

CREDIT QUALITY DATA
Non-performing assets .................................      $     610,924        $     539,255            13.29
Net loans charged-off .................................            173,891              171,732             1.26
Allowance for loan losses .............................            408,542              372,797             9.59
Non-performing assets to total assets .................               1.68%                1.60%
Allowance for losses to loans .........................               1.81                 1.90

* Not on a taxable equivalent basis

Note: Certain reclassifications have been made to prior periods to conform with this period.